EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Spartan Chassis Adds Manufacturing Capacity with Two Additional Plants

CHARLOTTE, Michigan, October 16, 2007 - Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), announced the purchase of two additional manufacturing facilities near its headquarters in Charlotte, Mich.

The facilities, which total 200,000 square-feet, will help Spartan meet anticipated increased demand from its military customers to supply and integrate key chassis components for Mine Resistant Ambush Protected (MRAP) vehicles. The added capacity will also free production space at Spartan's other facilities for increased fire truck and motorhome chassis production.

"These plant acquisitions will allow us to again expand our overall capacity to meet the increased order demand we are experiencing from our military customers," said Richard Schalter, president of Spartan Chassis. "As we continue to receive new contracts and increase production of existing products, these new facilities, along with the two that we acquired earlier this year, will provide us with the space we need to expand our military integration capabilities while simultaneously increasing our production for existing products."

Spartan Motors reported it plans to spend $4.5 million to purchase and renovate the buildings. One of the facilities is already operational. The second building is expected to be ready by the end of the year.

"These capacity additions make it possible for Spartan Chassis to continue to improve efficiency and allow us to better specialize and focus production within a facility whether it be an RV, fire truck or specialty vehicle chassis," said John Sztykiel, president and CEO of Spartan Motors. "This reflects the current strength of our business as well as the significant potential we see for our proven products. The combination of added capacity and improved efficiency are critical as we focus on becoming the premier manufacturer of specialty vehicles and chassis in North America."

Spartan Chassis has been awarded several sub-contract orders for chassis integration for MRAP vehicles. Spartan's orders have totaled more than $130 million spanning three major MRAP OEM suppliers over the last three months.

MRAP vehicles are designed to protect their occupants from a combination of mines, rocket-propelled grenades, or RPGs, and improvised explosive devices, or IEDs, through their V-shaped hull, raised chassis and improved armor. According to U.S. government reports, roadside bombs and IEDs account for 70 percent of U.S. deaths and injuries in Iraq.

About Spartan Chassis, Inc.:
Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks and specialty vehicles. Spartan Motors, which also manufactures emergency rescue vehicles under the brand names of Crimson Fire, Crimson Fire Aerials and Road Rescue, reported sales of $445 million in 2006 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

# # #

Contact:
Karen Hildebrant Spartan Motors, Inc. (517) 543-6400 ext. 3111	Jeremy Bakken, Jeff Lambert Lambert, Edwards & Associates, Inc. (616) 233-0500